Exhibit 99.(t)

POWER OF ATTORNEY

Each of the undersigned, in his or her capacity listed below and not individually, constitutes and appoints Erik Ojala, J. Christopher Jackson, Susan Schoenberger, Nadia Persaud and Daniel Dufresne (as well as Thomas Herman for the Trustees) to act as attorneys-in-fact and agents with full power of substitution and resubstitution of their respective names, places and steads, to sign any and all registration statements on Form N-2 applicable to the Calamos Aksia Hedged Strategies Fund, and any amendment or supplement thereto, and any other filings in connection therewith, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission or any state regulatory agency or authority, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue thereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument. As to each of the undersigned, this Power of Attorney shall be valid from the date hereof until revoked by such individual.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of this 9th day of September 2025.

/s/ Jim Vos	/s/ Christopher Toub
Jim Vos (Trustee)	Christopher Toub (Trustee)

/s/ John Koudounis	/s/ Bjorn Forfang
John Koudounis (Trustee, Vice President)	Bjorn Forfang (Trustee)

/s/ John Neal	/s/ Thomas Herman
John Neal (Trustee)	Thomas Herman (Principal Financial Officer)